Summary Translation	Exhibit 4.30

Loan Agreement

Contract No. : 2012JIYINDAIZIDI12100667

Borrower : Shijie Kaiyuan Auto Trade Co., Ltd.

Lender : CITIC Shijiazhuang Branch

Signing Date : September 3, 2012

Loan Amount : RMB100,000,000

Length of maturity : From September 3, 2012 to September 3, 2013

Use of Loan : Working Capital

Loan Interest : 6.90%

Date of Draft :September 3, 2012

Withdrawal Amount : RMB100,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date :September 3, 2013

Loan Guarantee : Guaranty of Pledge

- Hebei Kaiyuan Real Estate Development Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no.2011JIYINZUIDIZIDI11130041.